PRESS RELEASE

INVESTOR CONTACT: Greg Klaben Vice President of Investor Relations (831) 458-7533	MEDIA CONTACT: Russell Castronovo Director of Global Communications (831) 458-7598
Plantronics Announces Accelerated Share Repurchase of $100 Million

Santa Cruz, CA-May 9, 2011 - Plantronics, Inc. (NYSE: PLT) today announced that it entered into two separate Accelerated Share Repurchase agreements (“ASR agreements”) with Goldman, Sachs & Co. (“Goldman”) to repurchase an aggregate of $100 million of Plantronics' common stock under an accelerated share repurchase program.
“In connection with the 7 million share repurchase authorization announced on May 3, 2011, we are pursuing an accelerated pace by using an ASR in this initial phase,” said Ken Kannappan, President & CEO.
Plantronics is scheduled to pay $100 million to Goldman on or about May 12, 2011 and will receive delivery of shares by Goldman pursuant to the ASR agreements. A majority of the shares are scheduled to be delivered by Goldman by May 23, 2011. The remaining shares to be repurchased will be based generally on the daily volume-weighted average price of Plantronics' common stock during the term of the ASR agreements, and under certain circumstances Goldman will not repurchase additional shares and Plantronics will be required to make an additional payment or deliver shares to Goldman.
To augment its financial flexibility as it executes on the 7,000,000 share authorization, on May 9, 2011, the Company entered into a credit agreement (the “Credit Agreement”) between the Company and Wells Fargo Bank, National Association (the “Bank”) which provides for a $100 million unsecured revolving credit facility. At the closing of the Credit Agreement, the Company did not draw any funds under the facility as it intends to use domestic cash on hand to make the payment to Goldman.

Safe Harbor
This release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that the Company will repurchase $100 million of Plantronics' common stock under an accelerated share repurchase program; that the Company will repurchase 7,000,000 shares; that the Company will pay Goldman $100 million on May 9, 2011; that the Company will receive shares from Goldman pursuant to the ASR agreements; that the majority of shares to be repurchased will be delivered by Goldman by May 23, 2011; that the remaining shares to be repurchased will be based generally on the daily volume-weighted average price of Plantronics' common stock during the term of the ASR agreements or that the Company will request or the Bank will agree to increase its commitment under the Credit Agreement up to $100 million for the total facility size of up to $200 million. There are important factors that could cause actual results to differ materially from those anticipated by any such statements.  These risks include, but are not limited to:  (1) the ASR Agreements are subject to terms and conditions that include adjustments upon the occurrence of certain events and certain circumstances under which the ASR Agreements may be terminated; (2) failure to achieve the anticipated levels of cash generation due to lower sales, increased costs, higher inventories, slow collection of accounts receivable or other factors; (3) increases in the yield which could be obtained from alternative investment of the funds used to repurchase stock; and (4) an increased need for cash reserves beyond the levels presently anticipated, as well as other matters discussed in this press release that are not purely historical data.  Plantronics does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.
For more information concerning these and other possible risks, please refer to the Company's Annual Report on Form 10-K filed June 1, 2010, quarterly reports filed on Form 10-Q and other filings with the Securities and Exchange Commission as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About Plantronics
Plantronics is a global leader in audio communications for businesses and consumers. We have pioneered new trends in audio technology for 50 years, creating innovative products that allow people to simply communicate. From Unified Communication solutions to Bluetooth headsets, we deliver uncompromising quality, an ideal experience, and extraordinary service. Plantronics is used by every company in the Fortune 100, as well as 911 dispatch, air traffic control and the New York Stock Exchange. For more information, please visit www.plantronics.com or call (800) 544-4660.

Plantronics, the logo design, and Clarity are trademarks or registered trademarks of Plantronics, Inc. The Bluetooth name and the Bluetooth trademarks are owned by Bluetooth SIG, Inc. and are used by Plantronics, Inc. under license. All other trademarks are the property of their respective owners.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098